Exhibit 10.1

AMENDED AND RESTATED

UNITED COMMUNITY BANK

EMPLOYEE SEVERANCE COMPENSATION PLAN

A.	Purpose.

The primary purpose of the United Community Bank Employee Severance Compensation Plan (the “Plan”) is to ensure the successful continuation of the business of United Community Bank (the “Bank”) and the fair and equitable treatment of the Bank’s employees following a Change in Control (as defined below). The Bank has amended and restated this Plan to conform with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

B.	Covered Employees.

Subject to paragraph C below, any employee of the Bank with at least one year of service as of his or her termination date shall be eligible to receive a Change in Control Severance Benefit (as defined below) if, within the period beginning on the effective date of a Change in Control and ending on the first anniversary of such date, (i) the employee’s employment with the Bank is involuntarily terminated or (ii) the employee terminates employment with the Bank voluntarily after being offered continued employment in a position that is not a Comparable Position (as defined below).

C.	Limitations on Eligibility for Change in Control Severance Benefits or Management Restructuring Benefits.

1.	No employee shall be eligible for a Change in Control Severance Benefit if (a) his or her employment is terminated for “Cause,” (b) he or she is offered a Comparable Position and declines to accept such position, or (c) the employee is, at the time of termination of employment, a party to an individual employment agreement or change in control agreement with the Bank and/or United Community Bancorp (the “Company”).

2.	For purposes of this Plan, a termination of employment for “Cause” shall include termination because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) violation of any final cease-and desist order, or material breach of any provision of the Plan.

3.	For purposes of this Plan, a “Comparable Position” shall mean a position that would (i) provide the employee with base compensation and benefits that are comparable in the aggregate to those provided to the employee prior to the Change in Control; (ii) provide the employee with an opportunity for variable bonus compensation that is comparable to the opportunity provided to the employee prior to the Change in Control; (iii) be in a location that would not require the employee to increase his or her daily one way commuting distance by more than thirty-five (35) miles as compared to the employee’s commuting distance immediately prior to the Change in Control; and (iv) have job skill requirements and duties that are comparable to the requirements and duties of the position held by the employee prior to the Change in Control.

D.	Definitions of Change in Control.

For purposes of this Plan, “Change in Control” means the occurrence of any one of the following events:

(1)	Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

(2)	Acquisition of Significant Share Ownership: The Company files, or is required to file, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of 25% or more of a class of the Company’s voting securities, but this clause (2) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

(3)

Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (3), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds ( 2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(4)	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Plan to the contrary, in no event shall the conversion of the Bank from the mutual holding company form of organization to the full stock holding company form of organization (including the elimination of the mutual holding company) constitute a “Change in Control” for purposes of this Plan.

E.	Determination of the Change in Control Severance Benefit.

The Change in Control Severance Benefit payable to an eligible employee under this Plan shall be determined as follows:

(1)	Employees who become entitled to receive a Change in Control Severance under the Plan shall receive a benefit determined under the following schedule:

(a)	The basic benefit under the Plan shall be determined as the product of (i) the employee’s years of service from his or her hire date (including partial years) through the termination date and (ii) one (1) month of the employee’s Base Compensation (as defined below). A “year of service” shall mean each 12-month period of service following an employee’s hire date determined without regard the number of hours worked during such period(s).

(b)	Notwithstanding anything in this Plan to the contrary, the minimum payment to an eligible employee under this Plan shall be one (1) month of Base Compensation and the maximum payment to an eligible employee shall not exceed 199% of the employee’s Base Compensation.

(c)	The Change in Control Severance Benefit shall be paid in a lump sum not later than five (5) business days after the date of the employee’s termination of employment.

(2)	For purpose of determinations under this paragraph E, “Base Compensation” shall mean:

(a)	For salaried employees, the employee’s annual base salary at the rate in effect on his or her termination date or, if greater, the rate in effect on the date immediately preceding the Change in Control.

(b)	For employees whose compensation is determined in whole or in part on the basis of commission income, the employee’s base salary at termination (or, if greater, the base salary on date immediately preceding the effective date of the Change in Control), if any, plus the commissions earned by the employee in the twelve (12) full calendar months preceding his or her termination date (or, if greater, the commissions earned in the twelve (12) full calendar months immediately preceding the effective date of the Change in Control).

(c)	For hourly employees, the employee’s total hourly wages for the twelve (12) full calendar months preceding his or her termination date or, if greater, the twelve (12) full calendar months preceding the effective date of the Change in Control.

F.	Withholding.

All payments will be subject to customary withholding for federal, state and local tax purposes.

G.	Parachute Payment.

Notwithstanding anything in this Plan to the contrary, if a Change in Control Severance Benefit to an employee who is a “Disqualified Individual” shall be in an amount which includes an “Excess Parachute Payment,” taking into account payments under this Plan and otherwise, the benefit payable under this Plan shall be reduced to the maximum amount which does not include an Excess Parachute Payment. The terms “Disqualified Individual” and “Excess Parachute Payment” shall have the same meanings as under Section 280G of the Code, or any successor provision thereto.

H.	Adoption by Affiliates.

Upon approval by the Board of Directors of the Bank, this Plan may be adopted by any “Subsidiary” or “Parent” of the Bank. Upon such adoption, the provisions of the Plan shall be fully applicable to the employees of that Subsidiary or Parent. The term “Subsidiary” means any corporation in which the Bank, directly or indirectly, holds a majority of the voting power of its outstanding shares of capital stock. The term “Parent” means any corporation which holds a majority of the voting power of the Bank’s outstanding shares of capital stock.

I.	Administration.

The Plan is administered by the Board of Directors of the Bank (the “Board”), which shall have the discretion to interpret the terms of the Plan and to make all determinations about eligibility and payment of benefits. All decisions of the Board, any action taken by the Board with respect to the Plan and within the powers granted to the Board under the Plan, and any interpretation by the Board of any term or condition of the Plan, are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law. The Board may delegate and reallocate any authority and responsibility with respect to the Plan.

J.	Source of Payments.

Unless otherwise determined by the Board, all payments and benefits provided under this Agreement shall be paid solely by the Bank. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed so as to result in the duplication of any payment or benefit.

K.	Inalienability.

In no event may any Employee sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors, nor liable to attachment, execution or other legal process.

L.	Governing Law.

The provisions of the Plan will be construed, administered and enforced in accordance with the laws of the State of Indiana, except to the extent that federal law applies.

M.	Severability.

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

N.	No Employment Rights.

Neither the establishment nor the terms of this Plan shall be held or construed to confer upon any employee the right to a continuation of employment by the Bank, nor constitute a contract of employment, express or implied. The Bank reserves the right to dismiss or otherwise deal with any employee to the same extent and on the same basis as though this Plan had not been adopted. Nothing in this Plan is intended to alter the at-will status of the Bank’s employees, it being understood that, except to the extent otherwise expressly set forth to the contrary in an individual employment-related agreement, the employment of any employee may be terminated at any time by either the Bank or the employee with or without cause.

O.	Amendment and Termination.

The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board of Directors of the Bank, unless a Change in Control has previously occurred. If a Change in Control occurs, the Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever. The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Bank, certifying that the amendment or termination has been approved by the Board of Directors. A proper amendment of the Plan automatically shall effect a corresponding amendment to each Participant’s rights hereunder. A proper termination of the Plan automatically shall effect a termination of all employees’ rights and benefits hereunder.

P.	Required Provisions.

(1)	In the event any of the provisions of this Section P are in conflict with the terms of this Plan, this Section P shall prevail.

(2)	The Bank’s Board of Directors may terminate an employee’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice employee’s right to compensation or other benefits under this Plan. An employee shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

(3)	If an employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay the employee all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(4)	If an employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this Plan shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(5)	If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Bank under this Plan shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(6)	All obligations under this Plan shall be terminated, except to the extent determined that continuation of the Plan is necessary for the continued operation of the Bank: (i) by the Director of the OTS (or his designee), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(7)	Any payments made to employees pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

Q.	Section 409A.

If when termination of employment occurs an employee is a “specified employee” (within the meaning of Section 409A of the Code), and if the cash severance payment under paragraph E. would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, the employee’s severance benefit shall be paid to the employee in a single lump sum, without interest, on the first payroll date of the seventh month after the month in which the employee’s employment terminates, provided the termination of employment constitutes a “separation from service” under Section 409A of the Code. References in this Plan to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

This plan has been approved and adopted by the Board of Directors of the Bank and is effective as of December 30, 2008

UNITED COMMUNITY BANK

Attest:	/s/ E.G. McLaughlin	By:	/s/ William F. Ritzmann
William F. Ritzmann
President and Chief Executive Officer